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                                                     RULE 424(b)(3)
                                                     REGISTRATION NO. 333-40669

                              PRICING SUPPLEMENT NO. 1
                       TO PROSPECTUS DATED December 10, 1997
                        (As supplemented December 12, 1997)


                     INTERNATIONAL BUSINESS MACHINES CORPORATION

                                 MEDIUM-TERM NOTES

                               (Floating Rate Note)

                    (Due One Year or More from date of issue)

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
Designation:  Floating Rate                         Original Issue Date:
Medium-Term Notes Due:                              March 6, 1998
April 5, 1999

Principal Amount:  $100,000,000                     Maturity Date:
                                                    April 5, 1999

Issue Price (as a percentage of                     Regular Record Dates:
Principal Amount):  100%                            Fifteenth calendar day
                                                    whether or not a
Interest Rate Base:  LIBOR                          Business Day prior to
                                                    the corresponding
Spread:  Minus 0.14%                                Interest Payment Date

Initial Interest Rate: 5.5475%                      Interest Payment Dates:
                                                    June 6, 1998,
Redemption Provisions:  None                        September 6, 1998,
                                                    December 6, 1998,
Commission or Discount (as                          March 6, 1999, and the
a percentage of Principal                           Maturity Date
Amount): 0.00%
                                                    Interest Reset Dates:
CUSIP:  459 20Q AS3
                                                    Second London Banking day
                                                    prior to each Payment Date
Interest                                            (other than the Maturity
Index Maturity:  3 months                           Date)
for all Interest Determination Dates
other than the Final Interest
Determination Date, which shall be
one (1) month

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

                                                    Interest Reset Period:
                                                    Quarterly (other than the
                                                    final Period, which period
                                                    shall end on the Maturity
                                                    Date)

                                                    Interest Determination
                                                         Dates:

                                                    Second London Banking Day
                                                    preceding each Interest
                                                         Reset Date

                                                    Form:[X] Book-Entry
                                                         [ ] Certificated
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     This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset Dates specified above. The interest rate in effect from the original Issue Date to the first Interest Reset Date with respect to the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined at the rate for three (3) month LIBOR minus a spread of 0.14%, provided, however that the interest rate for the final Interest Reset Period shall be determined at the rate for one (1) month LIBOR minus a spread of 0.14%.

     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The Calculation Agent with respect to the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day, unless that day falls in the next calendar month, in which case such date will be advanced to the first preceding day that is a Business Day. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means any day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

                             PLAN OF DISTRIBUTION

     The Notes will be sold to Credit Suisse First Boston Corporation for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any



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concession or discount may be changed.

Dated:  March 3, 1998